MANAGEMENT'S REPORT
Alabama Power Company 1998 Annual Report


The management of Alabama Power Company has prepared -- and is responsible for -- the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that the books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Alabama Power Company in conformity with generally accepted accounting principles.




/s/ Elmer B. Harris
Elmer B. Harris
President
and Chief Executive Officer


/s/ William B. Hutchins, III
William B. Hutchins, III
Executive Vice President,
Chief Financial Officer, and Treasurer

February 10, 1999

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Alabama Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Alabama Power Company (an Alabama corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1998 and 1997, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates ade by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 12-30) referred to above present fairly, in all material respects, the financial position of Alabama Power Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.






/s/ Arthur Andersen LLP
Arthur Andersen LLP

Birmingham, Alabama
February 10, 1999

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Alabama Power Company 1998 Annual Report

RESULTS OF OPERATIONS

Earnings

Alabama Power Company's 1998 net income after dividends on preferred stock was $377 million, representing a $1.3 million (0.3 percent) increase from the prior year. This improvement can be attributed primarily to increased retail energy sales as a result of hot weather in the second quarter of 1998, compared to very mild weather for the same period in 1997 and a strong economy in the Company's service territory. However, earnings were offset by an increase in non-fuel operation and maintenance expenses and an increase in the amortization of debt discount, premium, and expense, net pursuant to an Alabama Public Service Commission (APSC) order. See Note 3 to the financial statements under "Retail Rate Adjustment Procedures" for additional details.

    In 1997, earnings were $376 million, representing a 1.2 percent increase from the prior year. This increase was due to lower non-fuel related operating expenses. Despite the mild weather experienced during 1997, retail kilowatt-hour (KWH) sales increased approximately 2 percent. However, the expected net income effect was offset by the effect of reductions in certain industrial and commercial prices.

    The return on average  common equity for 1998 was 13.63 percent compared to
13.76 percent in 1997, and 13.75 percent in 1996.


Revenues

Operating revenues for 1998 were $3.4 billion, reflecting a 7.5 percent increase from 1997. The following table summarizes the principal factors that affected operating revenues for the past three years:

                                    Increase (Decrease)
                                      From Prior Year
                          -----------------------------------------
                                  1998         1997           1996
                          -----------------------------------------
                                      (in thousands)
 Retail --
     Growth and price
         change              $  75,642     $ 33,813       $ 42,385
     Weather                    55,282      (22,973)       (29,660)
     Fuel cost recovery
       and other               138,944       31,353        (30,846)

-------------------------------------------------------------------
 Total retail                  269,868       42,193        (18,121)
 ------------------------------------------------------------------
 Sales for resale --
     Non-affiliates            17,950        39,354         21,529
     Affiliates               (58,233)      (54,825)        88,890
 ------------------------------------------------------------------
 Total sales for resale       (40,283)      (15,471)       110,419

 Other operating
     revenues                   7,677         1,614          3,703
-------------------------------------------------------------------
 Total operating
     revenues                $237,262      $ 28,336       $ 96,001
  ----------------------------------------------------------------
 Percent change                  7.5%          0.9%            3.2%
 ===================================================================

    Retail revenues of $2.8 billion in 1998 increased $270 million (10.7 percent) from the prior year, compared with an increase of $42 million
(1.7 percent) in 1997. The predominant factors causing the rise in revenues in 1998 were the positive impact of weather on energy sales, continued growth throughout the state, and increased fuel revenues. Fuel revenues were higher in the current year due to higher fuel costs and an increase in purchased power.

    Retail revenues in 1997 increased $42 million (1.7 percent) over 1996. The primary reason for this increase was an increase in fuel revenues due to slightly higher generation and higher fuel costs in 1997 as compared to 1996. Fuel revenues generally represent the direct recovery of fuel expense, including the fuel component of purchased energy, and therefore have no effect on net income.

Alabama Power Company 1998 Annual Report

         Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. These capacity and energy components were:

                          1998           1997           1996
                  -------------------------------------------
                                   (in thousands)

 Capacity             $141,814       $136,248       $150,797
 Energy                118,252        134,498        107,996
 ------------------------------------------------------------
 Total                $260,066       $270,746       $258,793
=============================================================

    Capacity revenues from non-affiliates increased 4.1 percent in 1998 compared to the prior year. Capacity revenues from non-affiliates in 1997 decreased 9.6 percent compared to 1996 primarily due to a one-time unit power sales adjustment in 1997.

    Revenues from sales to affiliated companies within the Southern electric system, as well as purchases of energy, will vary from year to year depending on demand and the availability and cost of generating resources at each company. These transactions do not have a significant impact on earnings.

    KWH sales for 1998 and the percent change by year were as follows:

                            KWH            Percent Change
                       -------------------------------------------
                            1998     1998       1997       1996
                       -------------------------------------------
                        (millions)

Residential               15,795     10.2%      (1.8)%      1.5%
Commercial*               11,905      5.1        3.9        8.6
Industrial*               21,585      4.2        3.6        0.7
Other                        196      8.3       (6.3)       3.1
                       -----------
Total retail              49,481      6.2        1.9        2.7
Sales for resale -
   Non-affiliates         11,841     (3.2)      29.9       18.0
   Affiliates              5,976    (33.5)     (12.6)      53.5
                       -----------
Total                     67,298     (0.9)%      3.7%      10.5%
==================================================================
*The KWH sales for 1996 reflect a reclassification of approximately 200 customers from industrial to commercial, which resulted in a shift of 473 million KWH. Absent the reclassification, the percentage change in KWH sales for commercial and industrial would have been 3.9% and 3.1%, respectively.

    The increases in 1998 and 1997 retail energy sales were primarily due to the strength of business and economic conditions in the Company's service area. In 1998, residential energy sales experienced a 10.2 percent increase over the prior year primarily as a result of hot weather in the second quarter, compared to very mild weather in the second quarter of 1997. Assuming normal weather, sales to retail customers are projected to grow approximately 2.3 percent annually on average during 1999 through 2003.

Expenses

Total operating expenses of $2.7 billion for 1998 were up $207 million or 8.2 percent compared with 1997. This increase was mainly due to a $107 million increase in purchased power expenses, accompanied by a $58 million increase in maintenance expense.

    Total operating expenses of $2.5 billion for 1997 were up $18 million or 0.7 percent compared with 1996. This increase was primarily due to a $19 million increase in fuel costs and a $10 million increase in epreciation and amortization expense. These increases were somewhat offset by a $16 million decrease in maintenance expenses.

    Fuel costs constitute the single largest expense for the Company. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of fuel per net KWH generated were as follows:

                                    --------------------------
                                     1998      1997       1996
                                    --------------------------
Total generation
    (billions of KWHs)                 63       65          65
Sources of generation
    (percent) --
       Coal                            72       72          72
       Nuclear                         18       20          20
       Hydro                            8        8           8
       Oil & Gas                        2        *           *
Average cost of fuel per net
    KWH generated
      (cents) --                     1.54     1.49        1.46
==============================================================
* Not meaningful because of minimal generation from fuel source.

Alabama Power Company 1998 Annual Report

    Total fuel and purchased power costs of $1.1 billion in 1998 increased $111 million (11 percent) over 1997 primarily due to lower levels of nuclear and hydro generation, which were replaced by the use of peaking units and purchased power.

    Fuel and purchased power costs in 1997 increased $27 million (3 percent) over 1996 due primarily to slightly higher generation and fuel costs in 1997.

    Purchased power consists primarily of purchases from the affiliates of the Southern electric system. Purchased power transactions among the Company and its affiliates will vary from period to period depending on demand, the availability, and the variable production cost of generating resources at each company. Total KWH purchases increased 24.5 percent from the prior year.

    The 23.8 percent increase in maintenance expense in 1998 as compared to 1997 is attributable to (i) an increase in the maintenance of overhead lines, (ii) the write-off of obsolete steam and nuclear generating plant inventory, and
(iii) additional accruals to partially replenish the natural disaster reserve. The 6.1 percent decrease in maintenance expenses in 1997 is attributable primarily to a decrease in distribution expenses.

    Depreciation and amortization expense increased 2.6 percent in 1998 and 3.2 percent in 1997. These increases reflect additions to utility plant.

    Total net interest and other charges increased $55.7 million (22 percent) in 1998. This increase results primarily from an increase in the amortization of debt discount, premium, and expense, net pursuant to an APSC order. See Note 3 to the financial statements under "Retail Rate Adjustment Procedures" for additional details. Total net interest and other charges increased $25.4 million (11.2 percent) in 1997 primarily due to an increase in company obligated mandatorily redeemable preferred securities outstanding. This increase was offset by a $12 million (45.2 percent) decrease in dividends on preferred stock.

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in utility plants with long economic life. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from energy sales growth to a less regulated more competitive environment.

    The Company currently operates as a vertically integrated utility providing electricity to customers within its traditional service area located in the state of Alabama. Prices for electricity provided by the Company to retail customers are set by the APSC under cost-based regulatory principles.

    Future earnings in the near term will depend upon growth in electric sales, which are subject to a number of factors. Traditionally, these factors have included weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the Company's service area.

    The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell excess energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The Company is aggressively working to maintain and expand its share of wholesale business in the Southeastern power markets.

Alabama Power Company 1998 Annual Report


   Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. As these initiatives materialize, the structure of the utility industry could radically change. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While various restructuring and competition initiatives have been or are being discussed in Alabama, Florida, Georgia, and Mississippi, none have been enacted to date. Enactment would require numerous issues to be resolved, including significant ones relating to transmission pricing and recovery of any stranded investments. The inability of the Company to recover its investments, including the regulatory assets described in Note 1 to the financial statements, could have a material adverse effect on the financial condition of the Company. The Company is attempting to minimize or reduce stranded cost exposure.

   Continuing to be a low-cost producer could provide opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, unless the Company remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited, and this could significantly erode earnings.

    Rates to retail customers served by the Company are regulated by the APSC. Rates for the Company can be adjusted periodically within certain limitations based on earned retail rate of return compared with an allowed return. In June 1995, the APSC issued an order granting the Company's request for gradual adjustments to move toward parity among customer classes. This order also calls for a moratorium on any periodic retail rate increases (but not decreases) until 2001.

    In December 1995, the APSC issued an order authorizing the Company to reduce balance sheet items -- such as plant and deferred charges -- at any time the Company's actual base rate revenues exceed the budgeted revenues. In April 1997, the APSC issued an additional order authorizing the Company to reduce balance sheet asset items. This order authorizes the reduction of such items up to an amount equal to five times the total estimated annual revenue reduction resulting from future rate reductions initiated by the Company. See
Note 3 to the financial statements for information about this and other matters.

    The Company is involved in various matters being litigated. See Note 3 to the financial statements for information regarding material issues that could possibly affect future earnings.

    Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

    The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry -- including the Company -- regarding the recognition, measurement, and classification in the financial statements of decommissioning costs for nuclear generating facilities. In response to these questions, the Financial Accounting Standards Board (FASB) has decided to review the accounting for liabilities related to the retirement of long-lived assets, including nuclear decommissioning. If the FASB issues new accounting rules, the estimated costs of retiring the Company's nuclear and other facilities may be required to be recorded as liabilities in the Balance Sheets. Also, the annual provisions for such costs could change. Because of the Company's current ability to recover asset retirement costs through rates, these changes would not have a significant adverse effect on results of operations. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.

    The Company is subject to the provisions of FASB Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

Alabama Power Company 1998 Annual Report


Year 2000

Year 2000 Challenge

In order to save storage space, computer programmers in the 1960s and 1970s shortened the year portion of date entries to just two digits. Computers assumed, in effect, that all years began with "19." This practice was widely adopted and hard-coded into computer chips and processors found in some equipment. This approach, intended to save processing time and storage space, was used until the mid-1990s. Unless corrected before the Year 2000, affected software systems and devices containing a chip or microprocessor with date and time functions could incorrectly process dates or the systems may cease to function.

    The Company depends on complex computer systems for many aspects of its operations, which include generation, transmission, and distribution of electricity, as well as other business support activities. The Company's goal is to have critical devices or software that are required to maintain operations to be Year 2000 ready by June 1999. Year 2000 ready means that a system or application is determined suitable for continued use through the Year 2000 and beyond. Critical systems include, but are not limited to, reactor control systems, safe shutdown systems, turbine generator systems, control center computer systems, customer service systems, energy management systems, and telephone switches and equipment.

Year 2000 Program and Status

The Company's executive management recognizes the seriousness of the Year 2000 challenge and has dedicated what it believes to be adequate resources to address the issue. The Millennium Project is a team of employees, IBM consultants, and other contractors whose progress is reviewed on a monthly basis by a steering committee of Southern Company executives.

    The Company's Year 2000 program was divided into two phases. Phase I began in 1996 and consisted of identifying and assessing corporate assets related to software systems and devices that contain a computer chip or clock. The first phase was completed in June 1997. Phase 2 consists of testing and remediating high priority systems and devices. Also, contingency planning is included in this phase. Completion of Phase 2 is targeted for June 1999. The Millennium Project will continue to monitor the affected computer systems, devices, and applications into the Year 2000.

    The Southern Company has completed more than 70 percent of the activities contained in its work plan. The percentage of completion and projected completion by function are as follows:

------------------------------------------------------------------------------
                                        Work Plan
                        ------------------------------------------------------
                                                     Remediation     Project
                         Inventory      Assessment     Testing     Completion
------------------------------------------------------------------------------
Generation                 100%            100%         70%             6/99
------------------------------------------------------------------------------
Energy Management          100             100          90              6/99
------------------------------------------------------------------------------
Transmission and
    Distribution           100             100         100              1/99
------------------------------------------------------------------------------
Telecommunications         100             100          50              6/99
------------------------------------------------------------------------------
Corporate Applications     100             100          90              3/99
------------------------------------------------------------------------------

Year 2000 Costs

Current projected total costs for Year 2000 readiness, including the Company's share of costs of Southern Nuclear Operating Company, are approximately $36 million. These costs include labor necessary to identify, test, and renovate affected devices and systems. From its inception through December 31, 1998, the Year 2000 program costs, recognized primarily as expense, amounted to $21 million.

Year 2000 Risks

The Company is implementing a detailed process to minimize the possibility of service interruptions related to the Year 2000. The Company believes, based on current tests, that the system can provide customers with electricity. These tests increase confidence, but do not guarantee error-free operation. The Company is taking what it believes to be prudent steps to prepare for the Year 2000, and it expects any interruptions in service that may occur within the service territory to be isolated and short in duration.

    The Company expects the risks associated with Year 2000 to be no more severe than the scenarios that its electric system is routinely prepared to handle. The most likely worst case scenario consists of the service loss of one of the largest generating units and/or the service loss of any single bulk transmission

Alabama Power Company 1998 Annual Report


element in its service territory. The Company has followed a proven methodology for identifying and assessing software and devices containing potential
Year 2000 challenges. Remediation and testing of those devices are in progress. Following risk assessment, the Company is preparing contingency plans as appropriate and is participating in North American Electric Reliability Council-coordinated national drills during 1999.

    The Company is currently reviewing the Year 2000 readiness of material third parties that provide goods and services crucial to the Company's operations. Among such critical third parties are fuel, transportation, telecommunications, water, chemical, and other suppliers. Contingency plans based on the assessment of each third party's ability to continue supplying critical goods and services to the Company are being developed.

    There is a potential for some earnings erosion caused by reduced electrical demand by customers because of their Year 2000 issues.

Year 2000 Contingency Plans

Because of experience with hurricanes and other storms, the Company is skilled at developing and using contingency plans in unusual circumstances. As part of Year 2000 business continuity and contingency planning, the Company is drawing on that experience to make risk assessments and is developing additional plans to deal specifically with situations that could arise relative to Year 2000 challenges. The Company is identifying critical operational locations, and key employees will be on duty at those locations during the Year 2000 transition. In September 1999, drills are scheduled to be conducted to test contingency plans. Because of the level of detail of the contingency planning process, management feels that the contingency plans will keep any service interruptions that may occur within the service territory isolated and short in duration.

Exposure to Market Risk

Due to cost-based rate regulation, the Company has limited exposure to market volatility in interest rates and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statement as incurred. At December 31, 1998, exposure from these activities was not material to the Company's financial position, results of operations, or cash flows. Also, based on the Company's overall interest rate exposure at December 31, 1998, a near-term 100 basis point change in interest rates would not materially affect the financial statements.

New Accounting Standards

The FASB has issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which must be adopted by the year 2000. This statement establishes accounting and reporting standards for derivative instruments - including certain derivative instruments embedded in other contracts - and for hedging activities. The Company has not yet quantified the impact of adopting this statement on its financial statements; however, the adoption could increase volatility in earnings.

   In March 1998, the American Institute of Certified Public Accountants (AICPA) issued a new Statement of Position, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires capitalization of certain costs of internal-use software. The Company adopted this statement in January 1999, and it is not expected to have a material impact on the financial statements.

   In April 1998, the AICPA issued a new Statement of Position, Reporting on the Costs of Start-up Activities. This statement requires that the costs of start-up activities and organizational costs be expensed as incurred. Any of these costs previously capitalized by a company must be written off in the year of adoption. The Company adopted this statement in January 1999, and it is not expected to have a material impact on the financial statements.

   In December 1998, the Emerging Issues Task Force (EITF) of the FASB issued EITF No. 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities. The EITF requires that energy trading contracts must be marked to market through the income statement, with gains and losses reflected rather than revenues and purchased power. Energy trading contracts are defined as energy contracts entered into with the objective of generating profits on or from exposure to

Alabama Power Company 1998 Annual Report


shifts or changes in market prices. The Company adopted the required accounting in January 1999, and it is not expected to have a material impact on the financial statements.

FINANCIAL CONDITION

Overview

The Company's financial condition remained stable in 1998. This stability is the continuation over recent years of growth in retail energy sales and cost control measures combined with a significant lowering of the cost of capital, achieved through the refinancing and/or redemption of higher-cost long-term debt and preferred stock.

    The Company had gross property additions of $610 million in 1998. The majority of funds needed for gross property additions for the last several years has been provided from operating activities, principally from earnings and non-cash charges to income such as depreciation and deferred income taxes. The Statements of Cash Flows provide additional details.

Capital Structure

The Company's ratio of common equity to total capitalization -- including short-term debt -- was 42.4 percent in 1998, compared with 44.7 percent in 1997, and 45.3 percent in 1996.

    During 1998, the Company issued $1.4 billion of senior notes, the proceeds of which were used primarily to redeem first mortgage bonds and repay short-term indebtedness. Additionally in 1998, the Company redeemed $8 million of preferred stock and issued an additional $200 million.

Capital Requirements

Capital expenditures are estimated to be $875 million for 1999, $653 million for 2000, and $668 million for 2001. The total is $2.2 billion for the three years. Included in these estimates are the following: the Company will replace all six steam generators at Plant Farley at a total cost of approximately $234 million. Additionally, the Company plans to construct and install 1,075 megawatts of new generating capacity and associated substation facilities at Plant Barry. The projected capital expenditures for this project amount to approximately $384 million.

    Actual capital costs may vary from estimates because of factors such as changes in business conditions; revised load growth projections; changes in environmental regulations; changes in the existing nuclear plant to meet new regulatory requirements; increasing costs of labor, equipment, and materials; and cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

Other Capital Requirements

In addition to the funds needed for the capital budget, approximately $270 million will be required by the end of 2000 for maturities of first mortgage bonds. Also, the Company will continue to retire higher-cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law - significantly impacted the operating companies of Southern Company, including Alabama Power. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units of Southern Company. As a result of Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

   Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Phase I compliance totaled approximately $25 million for the Company.

   For Phase II sulfur dioxide compliance, the Company could use emission allowances, increase fuel switching, and/or install flue gas desulfurization equipment at selected plants. Also equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired units as necessary to meet Phase II limits. Current

Alabama Power Company 1998 Annual Report


compliance strategy for Phase II could require total estimated construction expenditures of approximately $38 million, of which $19 million remains to be spent.

   A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

    In July 1997, the Environmental Protection Agency (EPA) revised the national ambient air quality standards for ozone and particulate matter. This revision makes the standards significantly more stringent. In September 1998, the EPA issued the final regional nitrogen oxide rules to the states for implementation. The states have one year to adopt and implement the new rules. The final rules affect 22 states including Alabama. The EPA rules are being challenged in the courts by several states and industry groups. Implementation of the final state rules could require substantial further reductions in nitrogen oxide emissions from fossil-fired generating facilities and other industry in these states. Implementation of the standards could result in significant additional compliance costs and capital expenditures that cannot be determined until the results of legal challenges are known and the states have adopted their final rules.

   The EPA and state environmental regulatory agencies are reviewing and evaluating various other matters including: nitrogen oxide emission control strategies for ozone nonattainment areas; additional controls for hazardous air pollutant emissions; control strategies to reduce regional haze; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

    The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean up properties. The Company conducts studies to determine the extent of any required cleanup costs and has recognized in the financial statements costs to clean up known sites.

   Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

   Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect Southern Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

The Company historically has relied on issuances of first mortgage bonds and preferred stock, in addition to pollution control revenue bonds issued for its benefit by public authorities, to meet its long-term external financing requirements. Recently, the Company's financings have consisted of unsecured debt and trust preferred securities. In this regard, the Company sought and obtained stockholder approval in 1997 to amend its corporate charter eliminating restrictions on the amounts of unsecured indebtedness it may incur. To issue additional debt and equity securities, the Company must comply with certain earnings coverage requirements designated in its mortgage indenture and corporate charter. The Company's coverages are at a level that would permit any necessary amount of security sales at current interest and dividend rates.

    As required by the Nuclear Regulatory Commission and as ordered by the APSC, the Company has established external trust funds for nuclear decommissioning costs. In 1994, the Company also established an external trust fund for postretirement benefits as ordered by the APSC. The cumulative effect of funding these items over a long period will diminish internally funded capital and may require capital from other sources. For additional information concerning nuclear decommissioning costs, see Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning."

Alabama Power Company 1998 Annual Report


Cautionary Statement Regarding Forward-Looking Information

The Company's 1998 Annual Report contains forward-looking and historical information. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking information; accordingly, there can be no assurance that such indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the Company's markets; potential business strategies -- including acquisitions or dispositions of assets or internal restructuring -- that may be pursued by Southern Company; state and federal rate regulation; Year 2000 issues; changes in or application of environmental and other laws and regulations to which the Company is subject; political, legal and economic conditions and developments; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; and other factors discussed in the reports--including Form 10-K--filed from time to time by the Company with the Securities and Exchange Commission.

STATEMENTS OF INCOME
For the Years Ended December 31, 1998, 1997, and 1996
Alabama Power Company 1998 Annual Report

================================================================================================================================
                                                                                        1998              1997             1996
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)
Operating Revenues:
Revenues (Notes 1, 3, and 7)                                                     $ 3,282,811       $ 2,987,316      $ 2,904,155
Revenues from affiliates                                                             103,562           161,795          216,620
--------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                           3,386,373         3,149,111        3,120,775
--------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                                               900,309           896,014          877,076
  Purchased power from non-affiliates                                                 92,998            41,795           36,813
  Purchased power from affiliates                                                    150,897            95,538           91,500
  Other                                                                              527,954           510,203          505,884
Maintenance                                                                          300,383           242,691          258,482
Depreciation and amortization                                                        338,822           330,377          320,102
Taxes other than income taxes                                                        193,049           185,062          186,172
Federal and state income taxes (Note 8)                                              224,922           220,228          228,108
--------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                           2,729,334         2,521,908        2,504,137
--------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                     657,039           627,203          616,638
Other Income (Expense):
Allowance for equity funds used during construction (Note 1)                           3,811                 -                -
Equity in earnings of subsidiaries (Note 6)                                            5,271             5,250            4,676
Charitable foundation                                                                      -                 -           (6,800)
Interest income                                                                       68,553            37,844           28,318
Other, net                                                                           (40,861)          (39,506)         (39,878)
Income taxes applicable to other income                                                6,347            12,351           22,400
--------------------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges and Other                                             700,160           643,142          625,354
--------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                                           192,426           167,172          169,390
Allowance for debt funds used during construction (Note 1)                            (4,664)           (4,787)          (6,480)
Interest on interim obligations                                                       11,012            22,787           20,617
Amortization of debt discount, premium, and expense, net (Note 3)                     42,494             9,645            9,508
Other interest charges                                                                44,672            36,037           27,510
Distributions on preferred securities of
    Alabama Power Capital Trust I & II (Note 9)                                       22,354            21,763            6,717
--------------------------------------------------------------------------------------------------------------------------------
Interest charges and other, net                                                      308,294           252,617          227,262
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                           391,866           390,525          398,092
Dividends on Preferred Stock                                                          14,643            14,586           26,602
 -------------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                                    $   377,223       $   375,939      $   371,490
================================================================================================================================
The accompanying notes are an integral part of these statements.

                                       12

STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1998, 1997, and 1996
Alabama Power Company 1998 Annual Report

===============================================================================================================================

                                                                                          1998            1997            1996
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)
Operating Activities:
Net income                                                                          $  391,866      $  390,525     $   398,092
Adjustments to reconcile net income to net
  cash provided from operating activities--
         Depreciation and amortization                                                 425,167         394,572         383,438
         Deferred income taxes and investment tax credits, net                          79,430         (12,429)         16,585
         Allowance for equity funds used during construction                            (3,811)              -               -
         Other, net                                                                    (62,928)        (11,353)          6,247
         Changes in certain current assets and liabilities --
            Receivables, net                                                            49,747         (30,268)          3,958
            Inventories                                                                  2,880          13,709          36,234
            Payables                                                                    26,583          (9,745)          1,006
            Taxes accrued                                                                4,570           6,191          (5,756)
            Energy cost recovery, retail                                               (95,427)          7,108          25,771
            Other                                                                      (14,373)          7,127           8,205
-------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                            803,704         755,437         873,780
-------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                              (610,132)       (451,167)       (425,024)
Other                                                                                  (52,940)        (51,791)        (61,119)
-------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                                (663,072)       (502,958)       (486,143)
-------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds:
     Company obligated mandatorily redeemable preferred securities                           -         200,000          97,000
     Capital contributions                                                              30,000               -               -
     Preferred stock                                                                   200,000               -               -
     Other long-term debt                                                            1,462,990         258,800          21,000
Retirements:
     Preferred stock                                                                   (88,000)       (184,888)              -
     First mortgage bonds                                                             (771,108)        (74,951)        (83,797)
     Other long-term debt                                                             (107,776)           (951)        (21,907)
Interim obligations, net                                                              (306,882)        (57,971)        (25,163)
Payment of preferred stock dividends                                                   (15,596)        (22,524)        (26,665)
Payment of common stock dividends                                                     (367,100)       (339,600)       (347,500)
Miscellaneous                                                                          (66,869)        (16,024)         (3,634)
-------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                                 (30,341)       (238,109)       (390,666)
-------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                                110,291          14,370          (3,029)
Cash and Cash Equivalents at Beginning of Year                                          23,957           9,587          12,616
-------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                            $  134,248      $   23,957     $     9,587
===============================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
    Interest (net of amount capitalized)                                            $  234,360      $  209,919     $   193,871
    Income taxes (net of refunds)                                                      188,942         207,653         195,214
--------------------------------------------------------------------------------------------------------------------------------
( ) Denotes use of cash.
The accompanying notes are an integral part of these statements.


BALANCE SHEETS
At December 31, 1998 and 1997
Alabama Power Company 1998 Annual Report


================================================================================================================================
ASSETS                                                                                                1998                 1997
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                            (in thousands)
Utility Plant:
Plant in service, at original cost (Note 1)                                                    $11,352,838          $11,070,323
Less accumulated provision for depreciation                                                      4,666,513            4,384,180
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                 6,686,325            6,686,143
Nuclear fuel, at amortized cost                                                                     95,575              103,272
Construction work in progress                                                                      525,359              311,223
 -------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            7,307,259            7,100,638
--------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Equity investments in subsidiaries (Note 6)                                                         34,298               34,373
Nuclear decommissioning trusts, at market (Note 1)                                                 232,183              193,008
Miscellaneous                                                                                       12,915               12,832
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              279,396              240,213
--------------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                                          134,248               23,957
Receivables-
  Customer accounts receivable                                                                     343,630              368,255
  Other accounts and notes receivable                                                               32,394               28,921
  Affiliated companies                                                                              39,981               50,353
  Accumulated provision for uncollectible accounts                                                  (1,855)              (2,272)
Refundable income taxes                                                                             52,117                    -
Fossil fuel stock, at average cost                                                                  83,238               74,186
Materials and supplies, at average cost                                                            149,669              161,601
Prepayments                                                                                         17,160               20,453
Vacation pay deferred                                                                               28,390               28,783
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              878,972              754,237
--------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes  (Note 8)                                                 362,953              384,549
Debt expense, being amortized                                                                        8,602                7,276
Premium on reacquired debt, being amortized                                                         83,440               81,417
Prepaid pension costs                                                                              169,393              130,733
Department of Energy assessments (Note 1)                                                           31,088               34,416
Miscellaneous                                                                                      104,595               79,388
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              760,071              717,779
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                    $9,225,698           $8,812,867
================================================================================================================================
The accompanying notes are an integral part of these balance sheets.

BALANCE SHEETS
At December 31, 1998 and 1997
Alabama Power Company 1998 Annual Report


================================================================================================================================
CAPITALIZATION AND LIABILITIES                                                                        1998                 1997
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                            (in thousands)
Capitalization (See accompanying statements):
Common stock equity                                                                             $2,784,067           $2,750,569
Preferred stock                                                                                    317,512              255,512
Company obligated mandatorily redeemable preferred securities of
    subsidiary trusts holding Company Junior Subordinated Notes (Note 9)                           297,000              297,000
Long-term debt                                                                                   2,646,566            2,473,202
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            6,045,145            5,776,283
--------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Preferred stock due within one year (Note 11)                                                       50,000                    -
Long-term debt due within one year (Note 11)                                                       471,209               75,336
Commercial paper                                                                                         -              306,882
Accounts payable-
  Affiliated companies                                                                              79,844               79,822
  Other                                                                                            188,074              159,146
Customer deposits                                                                                   29,235               34,968
Taxes accrued-
  Federal and state income                                                                          82,219               21,177
  Other                                                                                             17,559               15,309
Interest accrued                                                                                    38,166               50,722
Vacation pay accrued                                                                                28,390               28,783
Miscellaneous                                                                                       79,095              103,602
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            1,063,791              875,747
--------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes  (Note 8)                                                      1,202,971            1,192,265
Accumulated deferred investment tax credits                                                        271,611              282,873
Prepaid capacity revenues, net  (Note 7)                                                            96,080              109,982
Department of Energy assessments  (Note 1)                                                          27,202               30,592
Deferred credits related to income taxes  (Note 8)                                                 315,735              327,328
Natural disaster reserve  (Note 1)                                                                  19,385               22,416
Miscellaneous                                                                                      183,778              195,381
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            2,116,762            2,160,837
--------------------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1 through 7, and 12)
Total Capitalization and Liabilities                                                            $9,225,698           $8,812,867
=================================================================================================================================
The accompanying notes are an integral part of these balance sheets.


STATEMENTS OF CAPITALIZATION
At December 31, 1998 and 1997
Alabama Power Company 1998 Annual Report


====================================================================================================================================
                                                                                   1998            1997         1998        1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       (in thousands)      (percent of total)
Common Stock Equity:
Common stock, par value $40 per share --
     Authorized -- 6,000,000 shares
     Outstanding -- 5,608,955 shares in 1998 and 1997                        $     224,358   $     224,358
Paid-in capital                                                                  1,334,645       1,304,645
Premium on preferred stock                                                              99              99
Retained earnings (Note 13)                                                      1,224,965       1,221,467
------------------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                                        2,784,067       2,750,569       46.1 %      47.6 %
------------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$1 par value --
     Authorized -- 27,500,000 shares
     Outstanding -- 1998:  10,500,200 shares
                          -- 1997:    6,020,200 shares
         $25 stated capital --
            5.20%                                                                  162,000               -
            5.83%                                                                   38,000               -
            6.40%                                                                        -          50,000
            6.80%                                                                        -          38,000
            Adjustable rate
                4.00% - at January 1, 1999                                          50,000          50,000
         $100 stated capital --
            Auction rate - 4.30% at January 1, 1999                                 50,000          50,000
         $100,000 stated capital --
            Auction rate - 4.08% at January 1, 1999                                 20,000          20,000
$100 par value --
     Authorized -- 3,850,000 shares
     Outstanding -- 475,115 shares in 1998 and 1997
         4.20% to 4.52%                                                             18,512          18,512
         4.60% to 4.92%                                                             29,000          29,000
-------------------------------------------------------------------------------------------------------------
Total cumulative preferred stock (annual dividend
    requirement -- $17,767,000)                                                    367,512         255,512
Less amount due within one year (Note 11)                                           50,000               -
----------------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock excluding amount due within one year                    317,512         255,512        5.2         4.4
----------------------------------------------------------------------------------------------------------------------------------
Company Obligated Mandatorily
  Redeemable Preferred Securities (Note 9):
    $25 liquidation value -- 7.375%                                                 97,000          97,000
    $25 liquidation value -- 7.60%                                                 200,000         200,000
----------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $22,354,000)                             297,000         297,000        4.9         5.2
----------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt:
First mortgage bonds --
     Maturity                                           Interest Rates
     February 1, 1998                                   5 1/2%                           -          50,000
     August 1, 1999                                     6 3/8%                     170,000         170,000
     March 1, 2000                                      6%                         100,000         100,000
     August 1, 2002                                     6.85%                            -         100,000
     January 1, 2003                                    7%                         125,000         125,000
     February 1, 2003                                   6 3/4%                     175,000         175,000
     August 1, 2007                                     7 1/4%                           -         175,000
     2023 through 2024                                  7.30% to 9%                500,000         946,108
-------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                                       1,070,000       1,841,108
-------------------------------------------------------------------------------------------------------------
Other long-term debt (Note 10) --
     Pollution control obligations --
         Collateralized -
            5.5% to 6.5% due
                2023-2024                                                          126,050         223,040
            Variable rates (3.80%
                to 5.00% at 1/1/99)
                due 2015-2017                                                       89,800          89,800


STATEMENTS OF CAPITALIZATION  (continued)
At December 31, 1998 and 1997
Alabama Power Company 1998 Annual Report


====================================================================================================================================
                                                                                      1998            1997     1998        1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      (in thousands)           (percent of total)
     Pollution control obligations --  (continued)
         Non-collateralized -
            7.25% due 2003                                                           1,000           1,000
            5.8% due 2022                                                                -           9,800
            Variable rates (4.80%
                to 5.33% at 1/1/99)
                due 2021-2028                                                      324,290         217,500
-------------------------------------------------------------------------------------------------------------
     Total pollution control obligations                                           541,140         541,140
-------------------------------------------------------------------------------------------------------------
     Senior notes --
         Maturity                                       Interest Rates
         --------                                       --------------
         November 15, 2003                              5.35%                      156,200               -
         November 1, 2005                               5.49%                      225,000               -
         October 1, 2008                                5 3/8%                     160,000               -
         September 30, 2010                             6.25%                      100,000               -
         September 30, 2018                             6.375%                     100,000               -
         September 30, 2018                             6.5%                       225,000               -
         December 1, 2047                               7 1/8%                     193,800         193,800
         December 31, 2047                              7%                         200,000               -
         March 31, 2048                                 7%                         190,000               -
-------------------------------------------------------------------------------------------------------------
     Total senior notes                                                          1,550,000         193,800
-------------------------------------------------------------------------------------------------------------
     Capitalized lease obligations                                                   6,119           7,105
     Unamortized debt premium (discount), net                                      (49,484)        (34,615)
-------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $204,003,000)                                                3,117,775       2,548,538
Less amount due within one year (Note 11)                                          471,209          75,336
----------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                              2,646,566       2,473,202     43.8        42.8
----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                         $   6,045,145   $   5,776,283    100.0 %     100.0 %

==================================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1998, 1997, and 1996
Alabama Power Company 1998 Annual Report

================================================================================================================================
                                                                                        1998              1997             1996
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                 (in thousands)

Balance at Beginning of Year                                                     $ 1,221,467       $ 1,185,128      $ 1,161,225
Net income after dividends on preferred stock                                        377,223           375,939          371,490
Cash dividends on common stock                                                      (367,100)         (339,600)        (347,500)
Preferred stock transactions, net                                                     (6,137)              (45)              (7)
Other adjustments to retained earnings                                                  (488)               45              (80)
--------------------------------------------------------------------------------------------------------------------------------
Balance at End of Year (Note 13)                                                 $ 1,224,965       $ 1,221,467      $ 1,185,128
================================================================================================================================


STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1998, 1997, and 1996
Alabama Power Company 1998 Annual Report

===============================================================================================================================-
                                                                                        1998              1997             1996
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                  (in thousands)

Balance at Beginning of Period                                                   $ 1,304,645       $ 1,304,645      $ 1,304,645
Capital contributions from parent company                                             30,000                 -                -
--------------------------------------------------------------------------------------------------------------------------------
Balance at End of Period                                                         $ 1,334,645       $ 1,304,645      $ 1,304,645
================================================================================================================================
The accompanying notes are an integral part of these statements.

                                       18

NOTES TO FINANCIAL STATEMENTS
Alabama Power Company 1998 Annual Report


1.   SUMMARY OF SIGNIFICANT ACCOUNTING
     POLICIES

General

Alabama Power Company (the Company) is a wholly owned subsidiary of Southern Company, which is the parent company of five operating companies, Southern Company Services (SCS), a system service company, Southern Communications Services (Southern LINC), Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), Southern Company Energy Solutions, and other direct and indirect subsidiaries. The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four southeastern states. Contracts among the companies--dealing with jointly-owned generating facilities, interconnecting transmission lines, and the exchange of electric power--are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern LINC provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Energy designs, builds, owns and operates power production and delivery facilities and provides a broad range of energy related services in the United States and international markets. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Company Energy Solutions develops new business opportunities related to energy products and services.

    Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company is also subject to regulation by the FERC and the Alabama Public Service Commission
(APSC). The Company follows generally accepted accounting principles (GAAP) and complies with the accounting policies and practices prescribed by the respective regulatory commissions. The preparation of financial statements in conformity with GAAP requires the use of estimates, and the actual results may differ from those estimates.

         Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to the following:

                                               1998        1997
                                         -----------------------
                                             (in thousands)
Deferred income taxes                    $  362,953   $ 384,549
Deferred income tax credits                (315,735)   (327,328)
Premium on reacquired debt                   83,440      81,417
Department of Energy assessments             31,088      34,416
Vacation pay                                 28,390      28,783
Natural disaster reserve                    (19,385)    (22,416)
Work force reduction costs                    4,082      19,316
Other, net                                   46,672      59,726
----------------------------------------------------------------
Total                                     $ 221,505   $ 258,463
================================================================

    In the event that a portion of the Company's operations is no longer subject to the provisions of Statemen No. 71, the Company would be required to write off related net regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value.

Alabama Power Company 1998 Annual Report


Revenues and Fuel Costs

The Company currently operates as a vertically integrated utility providing electricity to retail customers within its traditional service area located within the state of Alabama, and to wholesale customers in the southeast. Revenues by type of service were as follows:

                                   1998      1997       1996
                               --------------------------------
                                        (in millions)
Retail                           $2,781    $2,511     $2,469
Non-affiliated wholesale            449       431        391
Other                                53        45         44
---------------------------------------------------------------
Total                            $3,283    $2,987     $2,904
---------------------------------------------------------------

The Company accrues revenues for services rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The Company's electric rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts continued to average less than 1 percent of revenues.

    Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $59 million in 1998, $68 million in 1997, and $64 million in 1996. The Company has a contract with the U.S. Department of Energy (DOE) that provides for the permanent disposal of spent nuclear fuel. The DOE failed to begin disposing of spent fuel in January 1998 as required by contracts, and the Company is pursuing legal remedies against the government for breach of contract. Sufficient storage capacity currently is available to permit operation into 2009 and 2013 at Plant Farley units 1 and 2, respectively.

    Also, the Energy Policy Act of 1992 required the establishment in 1993 of a Uranium Enrichment Decontamination and Decommissioning Fund, which is to be funded in part by a special assessment on utilities with nuclear plants. This assessment will be paid over a 15-year period, which began in 1993. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The law provides that utilities will recover these payments in the same manner as any other fuel expense. The Company estimates its remaining liability at December 31, 1998, under this law to be approximately $31 million. This obligation is recognized in the accompanying Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.2 percent in 1998 and 3.3 percent in both 1997 and 1996. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of decommissioning nuclear facilities and removal of other facilities.

         Nuclear Regulatory Commission (NRC) regulations require all licensees operating commercial nuclear power reactors to establish a plan for providing,
with reasonable assurance,  funds for decommissioning.   The Company has
established external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over periods approved by the APSC. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. The Company has filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

Alabama Power Company 1998 Annual Report

         Site study cost is the estimate to decommission the facility as of the site study year, and ultimate cost is the estimate to decommission the facility as of retirement date. The estimated costs of decommissioning -- both site study costs and ultimate costs -- at December 31, 1998, for Plant Farley were as follows:

  Site study basis (year)                            1998

  Decommissioning periods:
      Beginning year                                 2017
      Completion year                                2031
  -------------------------------------------------------------
                                                (in millions)
  Site study costs:
      Radiated structures                           $ 629
      Non-radiated structures                          60
 --------------------------------------------------------------
  Total                                             $ 689
  =============================================================
                                                (in millions)
  Ultimate costs:
      Radiated structures                          $1,868
      Non-radiated structures                         178
  -------------------------------------------------------------
  Total                                            $2,046
  =============================================================

    The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in the assumed date of decommissioning, changes in NRC requirements, or changes in the assumptions used in making estimates.

    Annual provisions for nuclear decommissioning are based on an annuity method as approved by the APSC. The amounts expensed in 1998 and fund balance as of December 31, 1998 were:

                                                (in millions)
  Amount expensed in 1998                          $   18
  -------------------------------------------------------------

  Accumulated provisions:
      Balance in external trust funds              $  232
      Balance in internal reserves                     42
  -------------------------------------------------------------
  Total                                            $  274
  =============================================================

    All of the Company's decommissioning costs are approved for ratemaking. Significant assumptions include an estimated inflation rate of 4.5 percent and an estimated trust earnings rate of 7.0 percent.

Income Taxes

The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Allowance For Funds Used During Construction (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rate used to determine the amount of allowance was 9.0 percent in 1998 and 5.8 percent in both 1997 and 1996. AFUDC, net of income tax, as a percent of net income after dividends on preferred stock was 1.8 percent in 1998, 0.8 percent in 1997 and 1.1 percent in 1996.

Utility Plant

Utility plant is stated at original cost. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Financial Instruments

The Company's only financial instruments for which the carrying amount did not approximate fair value at December 31 are as follows:

                                       Carrying         Fair
                                        Amount         Value
                                      -------------------------
                                             (in millions)
 Long-term debt:
   At December 31, 1998                 $3,112         $3,195
   At December 31, 1997                  2,541          2,638
 Preferred Securities:
   At December 31, 1998                    297            307
   At December 31, 1997                    297            300
 --------------------------------------------------------------

Alabama Power Company 1998 Annual Report


    The fair value for long-term debt and preferred securities was based on either closing market prices or closing prices of comparable instruments.

Cash and Cash Equivalents

For purposes of the financial statements, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Natural Disaster Reserve

In September 1994, in response to a request by the Company, the APSC issued an order allowing the Company to establish a Natural Disaster Reserve. Regulatory treatment allows the Company to accrue $250 thousand per month, until the maximum accumulated provision of $32 million is attained. However, in December 1995, the APSC approved higher accruals to restore the reserve to its authorized level whenever the balance in the reserve declines below $22.4 million.

2.   RETIREMENT BENEFITS

The Company has defined benefit, trusteed, pension plans that cover substantially all employees. The Company provides certain medical care and life insurance benefits for retired employees. Substantially all these employees may become eligiblefor such benefits when they retire. The Company funds trusts to the extent deductible under federal income tax regulations or to the extent required by the APSC and FERC. In 1998, the Company adopted FASB Statement No. 132, Employers' Disclosure about Pensions and Other Postretirement Benefits. The measurement date is September 30 of each year.


    The weighted average rates assumed in the actuarial calculations for both the pension and postretirement benefit plans were:

                                          1998         1997
---------------------------------------------------------------
Discount                                  6.75%        7.50%
Annual salary increase                    4.25         5.00
Long-term return on plan assets           8.50         8.50
---------------------------------------------------------------

Pension Plan

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                            Projected
                                       Benefit Obligations
                                    ---------------------------
                                          1998          1997
---------------------------------------------------------------
                                          (in millions)
Balance at beginning of year              $813          $814
Service cost                                22            20
Interest cost                               59            58
Benefits paid                              (51)          (38)
Actuarial (gain) loss and
    employee transfers                      25           (41)
---------------------------------------------------------------
Balance at end of year                    $868          $813
===============================================================

                                           Plan Assets
                                    ---------------------------
                                          1998          1997
---------------------------------------------------------------
                                          (in millions)
Balance at beginning of year            $1,521        $1,334
Actual return on plan assets                 9           250
Benefits paid                              (51)          (38)
Employee transfers                         (18)          (25)
---------------------------------------------------------------
Balance at end of year                  $1,461        $1,521
===============================================================

     The accrued pension costs recognized in the Balance Sheets were as follows:

                                              1998       1997
---------------------------------------------------------------
                                              (in millions)
Funded status                                $ 593      $ 708
Unrecognized transition obligation             (30)       (35)
Unrecognized prior service cost                 39         43
Unrecognized net actuarial gain               (433)      (585)
---------------------------------------------------------------
Prepaid asset recognized in the
      Balance Sheets                         $ 169      $ 131
===============================================================

Alabama Power Company 1998 Annual Report


    Components of the plans' net periodic cost were as follows:

                                         1998    1997     1996
---------------------------------------------------------------
                                            (in millions)
Service cost                           $   22  $   20   $   21
Interest cost                              59      58       60
Expected return on plan assets           (102)    (95)     (93)
Recognized net actuarial gain             (16)    (13)      (9)
Net amortization                           (2)     (2)      (3)
---------------------------------------------------------------
Net pension cost (income)              $  (39) $  (32)  $  (24)
===============================================================

Postretirement Benefits

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                            Projected
                                        Benefit Obligations
                                    ---------------------------
                                         1998          1997
---------------------------------------------------------------
                                          (in millions)
Balance at beginning of year             $252          $242
Service cost                                5             4
Interest cost                              19            18
Benefits paid                             (12)           (8)
Actuarial (gain) loss and
    employee transfers                     14            (4)
---------------------------------------------------------------
Balance at end of year                   $278          $252
===============================================================

                                           Plan Assets
                                    ---------------------------
                                         1998          1997
---------------------------------------------------------------
                                          (in millions)
Balance at beginning of year             $125          $108
Actual return on plan assets                4            16
Employer contributions                     20             9
Benefits Paid                             (12)           (8)
---------------------------------------------------------------
Balance at end of year                   $137          $125
===============================================================

    The accrued postretirement costs recognized in the Balance Sheets were as follows:
                                              1998       1997
---------------------------------------------------------------
                                              (in millions)
Funded status                                $(141)     $(127)
Unrecognized transition obligation              57         61
Unrecognized net actuarial loss                 22          3
Fourth quarter contributions                     8         10
---------------------------------------------------------------
Accrued liability recognized in the
      Balance Sheets                         $ (54)     $ (53)
===============================================================

    Components of the plans' net periodic cost were as follows:

                                         1998    1997     1996
---------------------------------------------------------------
                                            (in millions)
Service cost                             $  5    $  4     $  5
Interest cost                              18      18       17
Expected return on plan assets             (9)     (7)      (6)
Recognized net gain                         -       -        1
Net amortization                            4       4        4
------------------------------------------------------ --------
Net postretirement cost                  $ 18    $ 19     $ 21
===============================================================

      An additional assumption used in measuring the accumulated postretirement benefit obligations was a weighted average medical care cost trend rate of 8.30 percent for 1998, decreasing gradually to 4.75 percent through the year 2005, and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 1998 as follows:

                                     1 Percent     1 Percent
                                      Increase      Decrease
---------------------------------------------------------------
                                           (in millions)
Benefit obligation                      $ 18         $ (15)
Service and interest costs                 2            (1)
===============================================================

Work Force Reduction Programs

The Company has incurred additional costs for work force reduction programs. The costs related to these programs were $19.4 million, $33.0 million and $26.7 million for the years 1998, 1997 and 1996, respectively. In addition, certain costs of these programs were deferred and are being amortized in accordance with regulatory treatment. The unamortized balance of these costs was $4.1 million at December 31, 1998.

3.   LITIGATION AND REGULATORY MATTERS

Retail Rate Adjustment Procedures

In November 1982, the APSC adopted rates that provide for periodic adjustments based upon the Company's earned return on end-of-period retail common equity. The rates also provide for adjustments to recognize the placing of new generating facilities in retail service. Both increases and decreases have been placed into effect since the adoption of these rates. The rate adjustment

Alabama Power Company 1998 Annual Report


procedures allow a return on common equity range of 13.0 percent to 14.5 percent and limit increases or decreases in rates to 4 percent in any calendar year.

    In June 1995, the APSC issued a rate order granting the Company's request for gradual adjustments to move toward parity among customer classes. This order also calls for a moratorium on any periodic retail rate increases (but not decreases) until July 2001.

    In December 1995, the APSC issued an order authorizing the Company to reduce balance sheet items -- such as plant and deferred charges -- at any time the Company's actual base rate revenues exceed the budgeted revenues. In April 1997, the APSC issued an additional order authorizing the Company to reduce balance sheet asset items. This order authorizes the reduction of such items up to an amount equal to five times the total estimated annual revenue reduction resulting from future rate reductions initiated by the Company. In 1998, the Company - in accordance with the 1995 rate order - recorded $33 million of additional amortization of premium on reacquired debt.

    The ratemaking procedures will remain in effect until the APSC votes to modify or discontinue them.

Appliance Warranty Litigation

In 1996, a class action against the Company was filed charging the Company with fraud and non-compliance with regulatory statutes relating to the offer, sale, and financing of "extended service contracts" in connection with the sale of electric appliances. The plaintiffs seek damages in an unspecified amount. The Company has offered extended service agreements to its customers since January 1984, and approximately 175,000 extended service agreements could be involved in these proceedings. The trial court has granted partial summary judgment in favor of the plaintiffs. The Company has appealed this decision to the Supreme Court of Alabama. The final outcome of this case cannot now be determined.

Environmental Litigation

On November 30, 1998, total judgments of nearly $53 million were entered in favor of five plaintiffs against the Company and two large textile manufacturers. The plaintiffs alleged that the manufacturers had discharged certain polluting substances into a stream that empties into Lake Martin, a hydroelectric reservoir owned by the Company, and that such discharges had reduced the value of the plaintiffs' residential lots on Lake Martin. Of the total amount of the judgments, $155 thousand was compensatory damages and the remainder was punitive damages. The damages were assessed against all three defendants jointly. Post-trial motions have been filed, and, if relief is not granted at the trial court level, the Company will appeal these judgements to the Supreme Court of Alabama. While the Company believes that these judgments should be reversed or set aside, the final outcome of this matter cannot now be determined.

FERC Reviews Equity Returns

On September 21, 1998, the FERC entered separate orders affirming the outcome of the administrative law judge's opinions in two proceedings in which the return on common equity component of formula rates contained in substantially all of the operating companies' wholesale power contracts was being challenged as unreasonably high. These orders resulted in no change in the wholesale power contracts that were the subject of such proceedings. The FERC also dismissed a complaint filed by three customers under long-term power sales agreements seeking to lower the equity return component in such agreements. These customers have filed applications for rehearing regarding each FERC order. In response to a requirement of the September 1998 FERC order, Southern Company filed a new equity return component on the long-term power sales contracts, to be effective January 5, 1999. The proposed equity return was lowered from 13.75 percent to
12.50 percent. If the filed equity return is approved, the estimated impact on the Company's revenues will be approximately $5 million annually. The FERC placed the new rates into effect, subject to refund. Also, this filing was consolidated with the new proceeding discussed below.

   On December 28, 1998, the FERC staff filed a motion asking the FERC to initiate a new proceeding regarding the equity return and other issues involving the Company's formula rate contracts. The motion was submitted pursuant to review procedures applicable to these contracts, and would be applicable to billings under such contracts on and after January 1, 1999.

Tax Litigation

In August 1997, Southern Company and the Internal Revenue Service (IRS) entered into a settlement agreement related to tax issues for the years 1984 through 1987. The agreement received final approval by the Joint Congressional

Alabama Power Company 1998 Annual Report


Committee on Taxation in June 1998 and as a result, the Company recognized interest income in 1998 of $14 million. The refund by the IRS has been made and this matter is now concluded.

4.   CAPITAL BUDGET

The Company's capital expenditures are currently estimated to total $875 million in 1999, $653 million in 2000, and $668 million in 2001. Included in these estimates are the following: the Company will replace all six steam generators at Plant Farley at a total cost of approximately $234 million. Additionally, the Company plans to construct and install 1,075 megawatts of new generating capacity and associated substation facilities at Plant Barry. The projected capital expenditures for this project amount to approximately $384 million.

    The capital budget is subject to periodic review and revision, and actual capital costs incurred may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; revised load growth projections; changes in environmental regulations; changes in the existing nuclear plant to meet new regulatory requirements; increasing costs of labor, equipment, and materials; and cost of capital.

    In addition, significant construction will continue related to transmission and distribution facilities and the upgrading of generating plants.

5.   FINANCING, INVESTMENT, AND
     COMMITMENTS

General

To the extent possible, the Company's construction program is expected to be financed primarily from internal sources. Short-term debt is often utilized and the amounts available are discussed below. The Company may issue additional long-term debt and preferred securities for debt maturities, redeeming higher-cost securities, and meeting additional capital requirements.

Financing

The ability of the Company to finance its capital budget depends on the amount of funds generated internally and the funds it can raise by external financing. The Company historically has relied on issuances of first mortgage bonds and preferred stock, in addition to pollution control revenue bonds issued for its benefit by public authorities, to meet its long-term external financing requirements. Recently, the Company's financings have consisted of unsecured debt and trust preferred securities. In this regard, the Company sought and obtained stockholder approval in 1997 to amend its corporate charter eliminating restrictions on the amounts of unsecured indebtedness it may incur. In order to issue additional debt and equity securities, the Company must comply with certain earnings coverage requirements designated in its mortgage indenture and corporate charter. The most restrictive of these provisions requires, for the issuance of additional first mortgage bonds, that before-income-tax earnings, as defined, cover pro forma annual interest charges on outstanding first mortgage bonds at least twice; and for the issuance of additional preferred stock, that gross income available for interest cover pro forma annual interest charges and preferred stock dividends at least one and one-half times. The Company's coverages are at a level that would permit any necessary amount of security sales at current interest and dividend rates.

Bank Credit Arrangements

The Company maintains committed lines of credit in the amount of $757.7 million (including $315 million of such lines under which are dedicated to funding purchase obligations relating to variable rate pollution control bonds). Of these lines, $677.7 million expire at various times during 1999 and $80 million expires in 2003. In certain cases, such lines require payment of a commitment fee based on the unused portion of the commitment or the maintenance of compensating balances with the banks. Because the arrangements are based on an average balance, the Company does not consider any of its cash balances to be restricted as of any specific date. Moreover, the Company borrows from time to time pursuant to arrangements with banks for uncommitted lines of credit.

    At December 31, 1998, the Company had regulatory approval to have outstanding up to $750 million of short-term borrowings.

Assets Subject to Lien

The Company's mortgage, as amended and supplemented, securing the first mortgage bonds issued by the Company, constitutes a direct lien on substantially all of the Company's fixed property and franchises.

Alabama Power Company 1998 Annual Report


Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels and other financial commitments. Total estimated long-term obligations at December 31, 1998, were as follows:

Year                                               Amounts
                                               ----------------
                                                (in millions)
1999                                               $   825
2000                                                   547
2001                                                   497
2002                                                   376
2003                                                   381
2004 - 2014                                          2,417
---------------------------------------------------------------
Total commitments                                  $ 5,043
===============================================================

Operating Leases

The Company has entered into coal rail car rental agreements with various terms and expiration dates. These expenses totaled $5.8 million in 1998, and $3.0 million each for 1997 and 1996. At December 31, 1998, estimated minimum rental commitments for noncancellable operating leases were as follows:

Year                                               Amounts
                                               ----------------
                                                (in millions)
1999                                                $ 11.4
2000                                                   9.7
2001                                                   7.3
2002                                                   5.9
2003                                                   5.7
2004 - 2018                                           51.4
---------------------------------------------------------------
Total minimum payments                              $ 91.4
===============================================================

6.   JOINT OWNERSHIP AGREEMENTS

The Company and Georgia Power Company own equally all of the outstanding capital stock of Southern Electric Generating Company (SEGCO), which owns electric generating units with a total rated capacity of 1,020 megawatts, together with associated transmission facilities. The capacity of these units is sold equally to the Company and Georgia Power Company under a contract which, in substance, requires payments sufficient to provide for the operating expenses, taxes, interest expense and a return on equity, whether or not SEGCO has any capacity and energy available. The term of the contract extends automatically for two-year periods, subject to either party's right to cancel upon two year's notice. The Company's share of expenses totaled $74 million in 1998, $73 million in 1997 and $75 million in 1996, and is included in "Purchased power from affiliates" in the Statements of Income.

    In addition, the Company has guaranteed unconditionally the obligation of SEGCO under an installment sale agreement for the purchase of certain pollution control facilities at SEGCO's generating units, pursuant to which $24.5 million principal amount of pollution control revenue bonds are outstanding. Georgia Power Company has agreed to reimburse the Company for the pro rata portion of such obligation corresponding to its then proportionate ownership of stock of SEGCO if the Company is called upon to make such payment under its guaranty.

    At December 31, 1998, the capitalization of SEGCO consisted of $49 million of equity and $70 million of long-term debt on which the annual interest requirement is $4.1 million. SEGCO paid dividends totaling $8.7 million in 1998, $10.6 million in 1997, and $10.1 million in 1996, of which one-half of each was paid to the Company. SEGCO's net income was $7.5 million, $8.5 million, and $7.7 million for 1998, 1997 and 1996, respectively.

    The Company's percentage ownership and investment in jointly-owned generating plants at December 31, 1998, follows:

                             Total
                            Megawatt         Company
    Facility (Type)         Capacity        Ownership
 ---------------------    ------------    -------------

 Greene County                 500            60.00%    (1)
    (coal)
 Plant Miller
    Units 1 and 2            1,320            91.84%    (2)
    (coal)
================================================================
(1)  Jointly owned with an affiliate, Mississippi Power Company.
(2)  Jointly owned with Alabama Electric Cooperative, Inc.


                             Company         Accumulated
       Facility            Investment        Depreciation
 ---------------------    --------------    ---------------
                                    (in millions)
 Greene County                $ 94               $  42
 Plant Miller
    Units 1 and 2              717                 330
 ----------------------------------------------------------

Alabama Power Company 1998 Annual Report


7.   LONG-TERM POWER SALES AGREEMENTS

General

The Company and the operating affiliates of Southern Company have entered into long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. These agreements -- expiring at various dates discussed below -- are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, profitability is primarily affected by revenues from capacity sales. The Company's capacity revenues amounted to $142 million in 1998, $136 million in 1997, and $151 million in 1996.

    Unit  power from Plant Miller is being sold to Florida Power Corporation
(FPC),  Florida Power & Light Company (FP&L), Jacksonville Electric Authority
(JEA)  and the City of Tallahassee,   Florida.  Under  these  agreements,
approximately 1,200 megawatts of capacity are scheduled to be sold through 1999. Thereafter, these sales will remain at that approximate level -- unless reduced by FP&L, FPC, and JEA for the periods after 1999 with a minimum of three years notice -- until the expiration of the contracts in 2010.

Alabama Municipal Electric Authority (AMEA) Capacity Contracts

In August 1986, the Company entered into a firm power sales contract with AMEA entitling AMEA to scheduled amounts of capacity (to a maximum 100 megawatts) for a period of 15 years commencing September 1, 1986 (1986 Contract). In October 1991, the Company entered into a second firm power sales contract with AMEA entitling AMEA to scheduled amounts of additional capacity (to a maximum 80 megawatts) for a period of 15 years commencing October 1, 1991 (1991 Contract). In both contracts the power will be sold to AMEA for its member municipalities that previously were served directly by the Company as wholesale customers. Under the terms of the contracts, the Company received payments from AMEA representing the net present value of the revenues associated with the respective capacity entitlements, discounted at effective annual rates of 9.96 percent and 11.19 percent for the 1986 and 1991 contracts, respectively. These payments are being recognized as operating revenues and the discounts are being amortized to other interest expense as scheduled capacity is made available over the terms of the contracts.

    In order to secure AMEA's advance payments and the Company's performance obligation under the contracts, the Company issued and delivered to an escrow agent first mortgage bonds representing the maximum amount of liquidated damages payable by the Company in the event of a default under the contracts. No principal or interest is payable on such bonds unless and until a default by the Company occurs. As the liquidated damages decline under the contracts, a portion of the bonds equal to the decreases are returned to the Company. At December 31, 1998, $99.4 million of such bonds was held by the escrow agent under the contracts.

8.   INCOME TAXES

At December 31, 1998, the tax-related regulatory assets and liabilities were $363 million and $316 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

    Details of the federal and state income tax provisions are as follows:

                                    1998       1997       1996
                                 --------------------------------
                                           (in thousands)
Total provision for income taxes:
Federal --
  Currently payable               $123,384   $197,159   $172,911
  Deferred --
    current year                    59,162     32,884     (6,309)
    reversal of prior years         12,984    (44,300)    18,948
-----------------------------------------------------------------
                                   195,530    185,743    185,550
-----------------------------------------------------------------
State --
  Currently payable                 15,761     23,147     16,212
  Deferred --
    current year                     4,811      1,409        697
    reversal of prior years          2,473     (2,422)     3,249
-----------------------------------------------------------------
                                    23,045     22,134     20,158
-----------------------------------------------------------------
Total                              218,575    207,877    205,708
Less income taxes credited
  to other income                   (6,347)   (12,351)   (22,400)
-----------------------------------------------------------------
Total income taxes
  charged to operations           $224,922   $220,228   $228,108
=================================================================

Alabama Power Company 1998 Annual Report


    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                               1998      1997
                                              ------------------
                                                 (in millions)
Deferred tax liabilities:
    Accelerated depreciat                      $  861   $  847
    Property basis differences                    435      463
    Premium on reacquired debt                     29       30
    Pensions                                       50       20
    Other                                          46       11
  ----------------------------------------------------------------
Total
                                                1,421    1,371
------------------------------------------------------------------
Deferred tax assets:
    Capacity prepayments                           28       31
    Other deferred costs                           25       33
    Postretirement benefits                        20       18
    Unbilled revenue                               16       16
    Other                                          56       66
Total                                             145      164
 ----------------------------------------------------------------
Net deferred tax liabilities                    1,276    1,207
Portion included in current assets
    (liabilities), net                            (73)     (15)
----------------------------------------------------------------
Accumulated deferred income taxes
    in the Balance Sheets                     $ 1,203   $ 1,192
================================================================

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $11 million in 1998, 1997, and 1996. At December 31, 1998, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                       1998     1997     1996
                                     --------------------------
Federal statutory rate                35.0%    35.0%    35.0%
State income tax,
  net of federal deduction             2.5      2.4      2.2
Non-deductible book
  depreciation                         1.5      1.5      1.5
Differences in prior years'
  deferred and current tax rates      (1.6)    (2.3)    (1.6)
Other                                 (1.6)    (1.9)    (3.0)
---------------------------------------------------------------
Effective income tax rate             35.8%    34.7%    34.1%
===============================================================

    Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

9.   COMPANY OBLIGATED MANDATORILY
     REDEEMABLE PREFERRED SECURITIES

Statutory business trusts formed by the Company, of which the Company owns all the common securities, have issued mandatorily redeemable preferred securities as follows:

              Date of                                    Maturity
               Issue    Amount      Rate      Notes        Date
            --------------------------------------------------------
                       (millions)           (millions)
Trust I       1/1996    $ 97       7.375%      $100        3/2026
Trust II      1/1997     200        7.60        206       12/2036

    Substantially all of the assets of each trust are junior subordinated notes issued by the Company in the respective approximate principal amounts set forth above. In February 1999, the Company issued $50 million of variable rate mandatorily redeemable preferred securities (Trust III), the initial distribution rate of which was 4.85 percent. The associated junior subordinated notes, in the amount of $51.6 million, will be due February 28, 2029.

    The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of the Trusts' payment obligations with respect to the preferred securities.

    The Trusts are subsidiaries of the Company, and accordingly are consolidated in the Company's financial statements.

10.  OTHER LONG-TERM DEBT

Pollution control obligations represent installment purchases of pollution control facilities financed by funds derived from sales by public authorities of revenue bonds. The Company is required to make payments sufficient for the authorities to meet principal and interest requirements of such bonds. With respect to $215.9 million of such pollution control obligations, the Company has authenticated and delivered to the trustees a like principal amount of first mortgage bonds as security for its obligations under the installment purchase agreements.

Alabama Power Company 1998 Annual Report

No principal or interest on these first mortgage bonds is payable unless and until a default occurs on the installment purchase agreements.

   In 1997 and 1998, the Company issued unsecured senior notes. The senior notes are, in effect, subordinated to all secured debt of the Company, including its first mortgage bonds.

   The estimated aggregate annual maturities of capitalized lease obligations through 2003 are as follows: $1.0 million in 1999, $0.9 million in 2000, $0.8 million in 2001, $0.9 million in 2002 and $0.9 million in 2003.

11.   SECURITIES DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt and preferred stock due within one year at December 31 is as follows:

                                             1998        1997
                                        ------------------------
                                              (in thousands)
  Bond improvement fund
     requirements                          $      -     $18,450
   First mortgage bond maturities
     and redemptions                        470,000      55,895

  Other long-term debt maturities
     (Note 10)                                1,209         991
  -------------------------------------------------------------
  Total long-term debt due within
     one year                               471,209      75,336
  -------------------------------------------------------------
  Preferred stock to be redeemed             50,000           -
  -------------------------------------------------------------
  Total                                    $521,209     $75,336
  =============================================================

      The annual first mortgage bond improvement fund requirement is 1 percent of the aggregate principal amount of bonds of each series authenticated, so long as a portion of that series is outstanding, and may be satisfied by the deposit of cash and/or reacquired bonds, the certification of unfunded property additions or a combination thereof. Scheduled maturities amount to $0.2 million in connection with pollution control bonds as a result of the redemption, over a five-year period, of the 7.25 percent series due 2003.

12.   NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988 (Act), the Company maintains agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at Plant Farley. The Act provides funds up to $9.7 billion for public liability claims that could arise from a single nuclear incident. Plant Farley is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums which could be assessed, after a nuclear incident, against all owners of nuclear reactors. The Company could be assessed up to $88 million per incident for each licensed reactor it operates but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment, excluding any applicable state premium taxes, for the Company is $176 million per incident but not more than an aggregate of $20 million to be paid for each incident in any one year.

    The Company is a member of Nuclear Electric Insurance Limited (NEIL), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities.

    Additionally, the Company has policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million primary coverage. This excess insurance is also provided by NEIL.

    NEIL also covers the additional cost that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased cost of replacement power in an amount up to $3.5 million per week (starting 17 weeks after the outage) for one year and up to $2.8 million per week for the second and third years.

    Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The current maximum annual assessments for the Company under the three NEIL policies would be $21 million.

    For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies issued or renewed on or after April 2, 1991, shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining

Alabama Power Company 1998 Annual Report


proceeds are to be paid either to the Company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

      All retrospective assessments, whether generated for liability, property or replacement power may be subject to applicable state premium taxes.

13.   COMMON STOCK DIVIDEND
      RESTRICTIONS

The Company's first mortgage bond indenture contains various common stock dividend restrictions that remain in effect as long as the bonds are outstanding. At December 31, 1998, retained earnings of $796 million were restricted against the payment of cash dividends on common stock under terms of the mortgage indenture.

14.   QUARTERLY FINANCIAL INFORMATION
      (Unaudited)

Summarized quarterly financial data for 1998 and 1997 are as follows:

                                                     Net Income
                                                       After
                                                     Dividends
       Quarter            Operating    Operating    on Preferred
        Ended              Revenues      Income        Stock
--------------------    -----------------------------------------
                                     (in thousands)

March 1998                 $716,505      $130,735   $   66,041
June 1998                   863,715       178,722       94,750
September 1998            1,057,988       242,063      173,958
December 1998               748,165       105,519       42,474

March 1997                 $704,768      $123,455   $   57,807
June 1997                   728,089       125,750       63,137
September 1997              962,446       249,487      191,800
December 1997               753,808       128,511       63,195
=================================================================

The Company's business is influenced by seasonal weather conditions.

SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1998 Annual Report
===========================================================================================================================
                                                                                      1998            1997            1996
---------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                               $3,386,373      $3,149,111      $3,120,775
Net Income after Dividends
     on Preferred Stock (in thousands)                                            $377,223        $375,939        $371,490
Cash Dividends on Common Stock (in thousands)                                     $367,100        $339,600        $347,500
Return on Average Common Equity (percent)                                            13.63           13.76           13.75
Total Assets (in thousands)                                                     $9,225,698      $8,812,867      $8,733,846
Gross Property Additions (in thousands)                                           $610,132        $451,167        $425,024
---------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                             $2,784,067      $2,750,569      $2,714,277
Preferred stock                                                                    317,512         255,512         340,400
Preferred stock subject to mandatory redemption                                          -               -               -
Subsidiary obligated mandatorily redeemable preferred securities                   297,000         297,000          97,000
Long-term debt                                                                   2,646,566       2,473,202       2,354,006
---------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                   $6,045,145      $5,776,283      $5,505,683
===========================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                   46.1            47.6            49.3
Preferred stock                                                                        5.2             4.4             6.2
Company obligated mandatorily redeemable preferred securities                          4.9             5.2             1.7
Long-term debt                                                                        43.8            42.8            42.8
---------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                        100.0           100.0           100.0
===========================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                   -               -               -
Retired                                                                            771,108          74,951          83,797
Company Obligated Mandatorily Redeemable Preferred
     Securities (in thousands):
Issued                                                                                   -         200,000          97,000
Senior Notes (in thousands):
Issued                                                                           1,356,200         193,800               -
Preferred Stock (in thousands):
Issued                                                                             200,000               -               -
Retired                                                                             88,000         184,888               -
---------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                            A1              A1              A1
     Standard and Poor's                                                                A+              A+              A+
     Duff & Phelps                                                                     AA-             AA-             AA-
Preferred Stock -
     Moody's                                                                            a2              a2              a2
     Standard and Poor's                                                                 A               A               A
     Duff & Phelps                                                                       A              A+              A+
Unsecured Long-Term Debt -
     Moody's                                                                            A2              A2               -
     Standard and Poor's                                                                 A               A               -
     Duff & Phelps                                                                      A+              A+               -
---------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                      1,106,217       1,092,161       1,073,559
Commercial                                                                         182,738         177,362         171,827
Industrial                                                                           5,020           5,076           5,100
Other                                                                                  733             728             732
---------------------------------------------------------------------------------------------------------------------------
Total                                                                            1,294,708       1,275,327       1,251,218
===========================================================================================================================
Employees (year-end)                                                                 6,631           6,531           6,865

                                       31


SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1998 Annual Report

==============================================================================================================================
                                                                          1995            1994            1993           1992
------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                   $3,024,774      $2,935,142      $3,007,609     $2,846,840
Net Income after Dividends
     on Preferred Stock (in thousands)                                $360,894        $356,338        $346,494       $338,555
Cash Dividends on Common Stock (in thousands)                         $285,000        $268,000        $252,900       $273,300
Return on Average Common Equity (percent)                                13.61           13.86           13.94          14.02
Total Assets (in thousands)                                         $8,744,360      $8,459,217      $8,248,683     $6,593,618
Gross Property Additions (in thousands)                               $551,781        $536,785        $435,843       $367,463
------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                 $2,690,374      $2,614,405      $2,526,348     $2,443,493
Preferred stock                                                        440,400         440,400         440,400        489,400
Preferred stock subject to mandatory redemption                              -               -               -              -
Subsidiary obligated mandatorily redeemable preferred securities             -               -               -              -
Long-term debt                                                       2,374,948       2,455,013       2,362,852      2,202,473
------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                       $5,505,722      $5,509,818      $5,329,600     $5,135,366
==============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                       48.9            47.4            47.4           47.6
Preferred stock                                                            8.0             8.0             8.3            9.5
Company obligated mandatorily redeemable preferred securities                -               -               -              -
Long-term debt                                                            43.1            44.6            44.3           42.9
------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                            100.0           100.0           100.0          100.0
==============================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                       -         150,000         860,000        745,000
Retired                                                                      -          20,387         699,788        931,797
Company Obligated Mandatorily Redeemable Preferred
     Securities (in thousands):
Issued                                                                       -               -               -              -
Senior Notes (in thousands):
Issued                                                                       -               -               -              -
Preferred Stock (in thousands):
Issued                                                                       -               -         158,000        150,000
Retired                                                                      -               -         207,000        145,000
------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                A1              A1              A1             A1
     Standard and Poor's                                                    A+               A               A              A
     Duff & Phelps                                                          A+              A+              A+              A
Preferred Stock -
     Moody's                                                                a2              a2              a2             a2
     Standard and Poor's                                                     A              A-              A-             A-
     Duff & Phelps                                                           A              A-              A-             A-
Unsecured Long-Term Debt -
     Moody's                                                                 -               -               -              -
     Standard and Poor's                                                     -               -               -              -
     Duff & Phelps                                                           -               -               -              -
------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                          1,058,197       1,042,974       1,027,130      1,012,294
Commercial                                                             166,480         162,239         157,337        152,530
Industrial                                                               5,338           5,341           5,391          5,434
Other                                                                      725             716             713            704
------------------------------------------------------------------------------------------------------------------------------
Total                                                                1,230,740       1,211,270       1,190,571      1,170,962
==============================================================================================================================
Employees (year-end)                                                     7,261           7,996           8,009          8,116

                                       32A

SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1998 Annual Report


===============================================================================================================================
                                                                          1991            1990            1989            1988
-------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                   $2,846,794      $2,722,424      $2,629,354      $2,476,626
Net Income after Dividends
     on Preferred Stock (in thousands)                                $339,666        $312,803        $311,146        $283,475
Cash Dividends on Common Stock (in thousands)                         $232,900        $220,800        $217,300        $212,700
Return on Average Common Equity (percent)                                14.55           14.00           14.53           14.03
Total Assets (in thousands)                                         $6,549,462      $6,362,293      $6,279,431      $6,180,945
Gross Property Additions (in thousands)                               $397,011        $444,680        $459,199        $643,892
-------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                 $2,387,198      $2,280,590      $2,188,811      $2,094,815
Preferred stock                                                        484,400         484,400         484,400         484,400
Preferred stock subject to mandatory redemption                              -          12,500          17,500          22,500
Subsidiary obligated mandatorily redeemable preferred securities             -               -               -               -
Long-term debt                                                       2,382,635       2,397,931       2,435,129       2,496,492
-------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                       $5,254,233      $5,175,421      $5,125,840      $5,098,207
===============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                       45.4            44.1            42.7            41.1
Preferred stock                                                            9.2             9.6             9.8             9.9
Company obligated mandatorily redeemable preferred securities                -               -               -               -
Long-term debt                                                            45.4            46.3            47.5            49.0
-------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                            100.0           100.0           100.0           100.0
===============================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                 250,000               -               -         150,000
Retired                                                                227,695          33,122          75,650          42,445
Company Obligated Mandatorily Redeemable Preferred
     Securities (in thousands):
Issued                                                                       -               -               -               -
Senior Notes (in thousands):
Issued                                                                       -               -               -               -
Preferred Stock (in thousands):
Issued                                                                       -               -               -         100,000
Retired                                                                 17,500           5,000           5,000           2,500
-------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                A1              A1              A1              A1
     Standard and Poor's                                                     A               A               A               A
     Duff & Phelps                                                           A               A               A               6
Preferred Stock -
     Moody's                                                                a2              a2              a2              a2
     Standard and Poor's                                                    A-              A-              A-              A-
     Duff & Phelps                                                          A-              A-              A-               7
Unsecured Long-Term Debt -
     Moody's                                                                 -               -               -               -
     Standard and Poor's                                                     -               -               -               -
     Duff & Phelps                                                           -               -               -               -
-------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                            997,585         985,566         974,622         964,581
Commercial                                                             148,228         144,340         141,265         137,955
Industrial                                                               5,496           5,322           5,200           5,120
Other                                                                      697             690             684             678
-------------------------------------------------------------------------------------------------------------------------------
Total                                                                1,152,006       1,135,918       1,121,771       1,108,334
===============================================================================================================================
Employees (year-end)                                                     8,513           9,473           9,698          10,302

                                       32B


SELECTED FINANCIAL AND OPERATING DATA (continued)
Alabama Power Company 1998 Annual Report

===========================================================================================================================
                                                                                      1998            1997            1996
---------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                     $1,133,435        $997,507        $998,806
Commercial                                                                         779,169         724,148         696,453
Industrial                                                                         853,550         775,591         759,628
Other                                                                               14,523          13,563          13,729
---------------------------------------------------------------------------------------------------------------------------
Total retail                                                                     2,780,677       2,510,809       2,468,616
Sales for resale - non-affiliates                                                  448,973         431,023         391,669
Sales for resale - affiliates                                                      103,562         161,795         216,620
---------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                         3,333,212       3,103,627       3,076,905
Other revenues                                                                      53,161          45,484          43,870
---------------------------------------------------------------------------------------------------------------------------
Total                                                                           $3,386,373      $3,149,111      $3,120,775
===========================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                     15,794,543      14,336,408      14,593,761
Commercial                                                                      11,904,509      11,330,312      10,904,476
Industrial                                                                      21,585,117      20,727,912      19,999,258
Other                                                                              196,647         180,389         192,573
---------------------------------------------------------------------------------------------------------------------------
Total retail                                                                    49,480,816      46,575,021      45,690,068
Sales for resale - non-affiliates                                               11,840,909      12,329,480       9,491,237
Sales for resale - affiliates                                                    5,976,099       8,993,326      10,292,066
---------------------------------------------------------------------------------------------------------------------------
Total                                                                           67,297,824      67,897,827      65,473,371
===========================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                           7.18            6.96            6.84
Commercial                                                                            6.55            6.39            6.39
Industrial                                                                            3.95            3.74            3.80
Total retail                                                                          5.62            5.39            5.40
Sales for resale                                                                      3.10            2.78            3.07
Total sales                                                                           4.95            4.57            4.70
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                                   14,370          13,254          13,705
Residential Average Annual Revenue
 Per Customer                                                                    $1,031.21         $922.21         $937.95
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                             11,151          11,151          11,151
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                               7,530           8,478           8,413
Summer                                                                              10,109           9,778           9,912
Annual Load Factor (percent) (Note 2)                                                 62.9            62.7            61.3
Plant Availability (percent):
Fossil-steam                                                                          85.6            86.3            86.6
Nuclear                                                                               80.2            88.8            90.5
---------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                  65.3            65.7            67.0
Nuclear                                                                               16.3            17.9            18.5
Hydro                                                                                  6.9             7.5             7.1
Oil and gas                                                                            1.5             0.7             0.4
Purchased power -
     From non-affiliates                                                               3.3             2.4             2.4
     From affiliates                                                                   6.7             5.8             4.6
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                100.0           100.0           100.0
===========================================================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                                  8,938           9,984          10,035
Cost of fuel per million BTU (cents)                                                171.85          148.61          147.09
Average cost of fuel per net kilowatt-hour generated (cents)                          1.54            1.48            1.48
===========================================================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.



SELECTED FINANCIAL AND OPERATING DATA (continued)
Alabama Power Company 1998 Annual Report

==============================================================================================================================
                                                                         1995            1994            1993            1992
------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                          $997,069        $913,146        $947,277        $845,660
Commercial                                                            670,453         647,202         634,895         589,816
Industrial                                                            805,596         803,587         832,938         800,311
Other                                                                  13,619          13,515          13,344          12,734
------------------------------------------------------------------------------------------------------------------------------
Total retail                                                        2,486,737       2,377,450       2,428,454       2,248,521
Sales for resale - non-affiliates                                     370,140         354,760         364,105         407,791
Sales for resale - affiliates                                         127,730         164,762         181,975         158,088
------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                            2,984,607       2,896,972       2,974,534       2,814,400
Other revenues                                                         40,167          38,170          33,075          32,440
------------------------------------------------------------------------------------------------------------------------------
Total                                                              $3,024,774      $2,935,142      $3,007,609      $2,846,840
==============================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                        14,383,231      13,183,147      13,185,062      12,069,268
Commercial                                                         10,043,220       9,645,798       9,185,462       8,629,869
Industrial                                                         19,862,577      19,479,364      18,595,237      18,260,274
Other                                                                 186,848         185,876         181,673         176,798
------------------------------------------------------------------------------------------------------------------------------
Total retail                                                       44,475,876      42,494,185      41,147,434      39,136,209
Sales for resale - non-affiliates                                   8,046,189       6,775,176       7,143,672       8,382,571
Sales for resale - affiliates                                       6,705,174       8,432,533       8,081,324       7,210,697
------------------------------------------------------------------------------------------------------------------------------
Total                                                              59,227,239      57,701,894      56,372,430      54,729,477
==============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                              6.93            6.93            7.18            7.01
Commercial                                                               6.68            6.71            6.91            6.83
Industrial                                                               4.06            4.13            4.48            4.38
Total retail                                                             5.59            5.59            5.90            5.75
Sales for resale                                                         3.38            3.42            3.59            3.63
Total sales                                                              5.04            5.02            5.28            5.14
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                      13,686          12,746          12,936          12,017
Residential Average Annual Revenue
 Per Customer                                                         $948.71         $882.88         $929.36         $842.00
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                10,831          10,431          10,431          10,431
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                  7,958           8,217           7,152           7,077
Summer                                                                 10,090           9,028           9,457           8,801
Annual Load Factor (percent) (Note 2)                                    59.2            62.2            58.6            59.6
Plant Availability (percent):
Fossil-steam                                                             88.3            86.9            89.7            88.9
Nuclear                                                                  81.1            92.5            86.6            80.2
------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                     67.1            62.9            63.9            64.3
Nuclear                                                                  17.1            21.7            20.1            19.0
Hydro                                                                     7.0             8.4             6.9             8.5
Oil and gas                                                               0.4               *               *               *
Purchased power -
     From non-affiliates                                                  2.7             1.3             1.1             1.2
     From affiliates                                                      5.7             5.7             8.0             7.0
------------------------------------------------------------------------------------------------------------------------------
Total                                                                   100.0           100.0           100.0           100.0
==============================================================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                    10,025           9,961          10,003          10,000
Cost of fuel per million BTU (cents)                                   148.68          157.62          173.66          164.57
Average cost of fuel per net kilowatt-hour generated (cents)             1.49            1.57            1.74            1.65
==============================================================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.


                                       34A


SELECTED FINANCIAL AND OPERATING DATA (continued)
Alabama Power Company 1998 Annual Report

=================================================================================================================================
                                                                            1991            1990            1989            1988
---------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                             $864,347        $825,645        $781,982        $761,805
Commercial                                                               582,730         551,634         533,487         510,910
Industrial                                                               790,224         777,580         762,274         738,755
Other                                                                     12,662          12,103          11,743          11,255
---------------------------------------------------------------------------------------------------------------------------------
Total retail                                                           2,249,963       2,166,962       2,089,486       2,022,725
Sales for resale - non-affiliates                                        407,912         434,996         409,202         355,362
Sales for resale - affiliates                                            159,375          93,473         104,488          76,691
---------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                               2,817,250       2,695,431       2,603,176       2,454,778
Other revenues                                                            29,544          26,993          26,178          21,848
---------------------------------------------------------------------------------------------------------------------------------
Total                                                                 $2,846,794      $2,722,424      $2,629,354      $2,476,626
=================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                           12,324,898      11,996,794      11,346,736      11,332,285
Commercial                                                             8,526,131       8,201,534       7,915,685       7,711,092
Industrial                                                            17,511,579      17,713,153      17,360,791      16,881,342
Other                                                                    174,760         170,420         166,485         165,122
---------------------------------------------------------------------------------------------------------------------------------
Total retail                                                          38,537,368      38,081,901      36,789,697      36,089,841
Sales for resale - non-affiliates                                      8,810,442      10,277,060      10,292,329       7,905,750
Sales for resale - affiliates                                          7,784,285       4,519,275       5,048,743       3,551,142
---------------------------------------------------------------------------------------------------------------------------------
Total                                                                 55,132,095      52,878,236      52,130,769      47,546,733
=================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                 7.01            6.88            6.89            6.72
Commercial                                                                  6.83            6.73            6.74            6.63
Industrial                                                                  4.51            4.39            4.39            4.38
Total retail                                                                5.84            5.69            5.68            5.60
Sales for resale                                                            3.42            3.57            3.35            3.77
Total sales                                                                 5.11            5.10            4.99            5.16
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                         12,435          12,256          11,717          11,839
Residential Average Annual Revenue
 Per Customer                                                            $872.04         $843.50         $807.50         $795.84
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                   10,539           9,879           9,879           9,279
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                     6,586           6,293           7,264           6,377
Summer                                                                     8,627           8,878           8,256           7,991
Annual Load Factor (percent) (Note 2)                                       59.9            57.4            59.5            59.6
Plant Availability (percent):
Fossil-steam                                                                93.1            92.2            90.7            91.3
Nuclear                                                                     87.0            86.5            83.1            91.9
---------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                        61.5            57.0            54.1            53.9
Nuclear                                                                     20.8            21.6            21.0            26.1
Hydro                                                                        8.2             8.7            11.0             4.8
Oil and gas                                                                    *             0.1             0.1             0.1
Purchased power -
     From non-affiliates                                                     1.6             0.9             1.8             0.5
     From affiliates                                                         7.9            11.7            12.0            14.6
---------------------------------------------------------------------------------------------------------------------------------
Total                                                                      100.0           100.0           100.0           100.0
=================================================================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                        9,985          10,072          10,061          10,137
Cost of fuel per million BTU (cents)                                      170.49          171.55          172.20          168.21
Average cost of fuel per net kilowatt-hour generated (cents)                1.70            1.73            1.73            1.71
=================================================================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.


                                       34B